Exhibit 23.1

                             CONSENT OF INDEPENDENT
                               PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated June 5, 2002, included in Worldport Communications, Inc.'s Form 8-K dated June 6, 2002 and our report dated March 27, 2002 on financial statement schedule included in Worldport Communications, Inc.'s Form 10-K for the year ended December 31, 2001 and to all references to our Firm included in this registration statement. Our report dated March 27, 2002 on the financial statements included in Worldport Comunications, Inc.'s Form 10-K for the year-ended December 31, 2001 is no longer appropriate since restated financial statements have been presented reflecting the impact of discontinued operations.


/s/ Arthur Andersen LLP
-----------------------

Arthur Andersen LLP
Chicago, Illinois

June 6, 2002